FOR IMMEDIATE RELEASE

BluSky AI Inc. Secures First Site with 9.3MW to Launch Flagship Data Center in Central, Utah

Salt Lake City, Utah — July 8, 2025 — BluSky AI Inc. (OTC: BSAI), (“BluSky” or the “Company”), a next-generation developer of modular AI data center infrastructure, is proud to announce the acquisition of its first operational site, securing a total of 9.3 megawatts (MW) of power to support its flagship data center project in Central, Utah.

On June 30, 2025, BluSky entered into a definitive Acquisition and Power Assignment Agreement with Digital Asset Management, LLC (“DAM”), a Wyoming-based infrastructure partner. Under the agreement, DAM assigned to BluSky its exclusive right to utilize 9.3 MW of grid-interconnected power at a highly competitive rate, subject to standard adjustments. This power commitment will support BluSky’s long-term operations at the Milford site.

In consideration for the power rights, BluSky issued 20 million shares of restricted common stock to DAM. The agreement spans the full operational life of the Utah data center project, ensuring long-term energy stability and cost efficiency.

Simultaneously, BluSky executed a Ground Lease with an Option to Purchase with Wild Mustang Ventures LLC, securing 51.6 acres of land in Central, Utah. The lease, which runs for an initial two-year term, includes an annual base rent of $90,000, which will accrue until the earlier of lease expiration or BluSky’s exercise of its purchase option.

With this dual milestone, BluSky now controls 9.3 MW of power capacity, including additional grid access beyond the commitment, positioning the Company to rapidly deploy its modular AI compute infrastructure.

“This is a foundational moment for BluSky,” said Trent D'Ambrosio, CEO of BluSky AI Inc. “Securing long-term, low-cost power and a strategic land position in Central Utah gives us the runway to scale our AI infrastructure with sustainability and precision. It’s the first step in a bold vision to provide access to compute and power the future of intelligent systems.”

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com
www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. delivers modular, rapidly deployable data center infrastructure purpose-built for artificial intelligence. These next generation scalable AI Factories provide speed-to-market, and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential impact for the Company. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.